Exhibit 10.7.3

THIRD AMENDMENT TO LEASE AGREEMENT

This THIRD AMENDMENT TO LEASE AGREEMENT (“Amendment”) is dated as of October 31, 2013 (the “Effective Date”), and is made and entered into by and between SF INFINITE DRIVE, LLC, a Delaware limited liability company (“Landlord”), and GLOBEIMMUNE, INC., a Delaware corporation (“Tenant”).

Recitals:

This Amendment is made with reference to the following facts:

A. Landlord and Tenant are parties to that certain Lease Agreement dated as of October 25, 2005, as amended by First Amendment dated as of August 25, 2006, and by Second Amendment dated as of June 3, 2010 (as amended, the “Lease”); whereby Landlord leases to Tenant certain premises in the multi-tenant R&D property commonly known as 1450 Infinite Drive, containing approximately 154,420 rentable square feet, and located on, and related to, certain land lying and being in the City of Louisville, Colorado (as more particularly described in the Lease, the “Building”); which premises consist of approximately 19,191 rentable square feet (“RSF”) of office space (“Office Space”) in the Building, approximately 13,834 RSF of laboratory space (“Lab Space”) in the Building, and approximately 8,008 RSF of clean room space (“Clean Room”) in the Building, for a total RSF of 41,033 (as more particularly described and depicted in the Lease, the “Premises”).

B. The parties now desire to extend the term of the Lease for a period of three (3) months, upon the terms and conditions set forth in this Amendment.

Agreement:

The parties agree as follows:

1. Capitalized Terms. Capitalized terms used but not defined in this Amendment have the meaning given to such terms in the Lease.

2. Extension of Lease Term. Pursuant to the Second Lease Amendment, the Term of the Lease was extended for a period of three (3) years, commencing on November 1, 2010 and expiring on October 31, 2013 (the “First Renewal Term Expiration Date”). Until the First Renewal Expiration Date, Tenant shall continue to pay Base Rent as set forth in the Second Lease Amendment. Pursuant to this Amendment, the Term of the Lease shall be extended for a period of three (3) months, commencing on November 1, 2013 (the “Second Renewal Term Commencement Date”) and expiring on January 31, 2014 (the “Second Renewal Term Expiration Date”) (collectively, the “Second Renewal Term”). The term “Expiration Date” as set forth in Section 1.2 of the Lease and used throughout the Lease is hereby modified to mean the Second Renewal Term Expiration Date as defined herein.

3. Base Rent. Effective as of the Second Renewal Term Commencement Date, the definition of Base Rent described in Section 1.5 of the Lease, shall be modified by the following Base Rent schedule which is to take effect upon the Second Renewal Term Commencement Date:

From	To	Annually	Monthly
11/01/13	01/31/14	$561,561.64	$46,796.80

4. Automatic Renewal. Upon the expiration of the Second Renewal Term, the Term of the Lease will automatically renew on a month-to-month basis; provided, however, that either party may cancel such automatic renewal upon written notice to the other party delivered not less than thirty (30) days prior to the commencement of any such monthly period, in which event the Lease will expire upon the expiration of the then-current term. Any such renewal shall be on all the terms and conditions set forth in the Lease; and the Base Rent payable by Tenant with respect to any such renewal period(s) shall be the Base Rent payable during the Second Renewal Term.

5. Security Deposit. On or before the Effective Date of this Amendment, Tenant shall replace its existing Irrevocable Letter of Credit with a $100,000 cash security deposit, to be held by Landlord upon the terms and conditions set forth in Section 5 of the Lease.

6. As Is, Where Is. Tenant accepts the Premises in its “AS IS, WHERE IS” condition during the Second Renewal Term. Landlord shall have no obligation to complete any remodeling or refurbishing of the Premises in connection with the Second Renewal Term. Tenant acknowledges that Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of the Tenant’s business, and Tenant waives any implied warranty that the Premises are suitable for Tenant’s intended purposes.

7. No Default. Tenant represents and warrants that, as of the date of this Amendment, there are no defaults by Landlord under the Lease and Tenant has no defense or right of offset under the Lease.

8. Brokers. Tenant represents and warrants that Tenant has made no binding committments with any broker concerning this Amendment or the relocation of the Lab Space. Tenant hereby indemnifies Landlord against and from any and all claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorney fees and expenses, for any breach of the foregoing.

9. Ratification of Lease. Except as expressly amended by this Amendment, the Lease is hereby ratified in its entirety and all terms and conditions thereto shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, this Amendment shall prevail and be controlling.

10. Tenant Representation. Tenant hereby represents that it has not assigned, transferred or sublet any interest in the Lease and that it has full power and authority to enter into this Amendment.

11. Counterparts. This Amendment may be executed in counterparts, and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

[Signature Page Follows]

IN WITNESS OF THESE AGREEMENTS, the parties are executing this First Amendment to Lease Agreement to be effective as of its Effective Date.

LANDLORD

SF INFINITE DRIVE, LLC, a Delaware limited liability company
By:	Grosvenor Fund Management Inc.,
Its:	authorized agent

By:	/s/ Bruce Ambler, Jr.

Name:	Bruce Ambler, Jr.

Title:	Chief Operating Officer

TENANT

GLOBEIMMUNE, INC., a Delaware corporation

By:	/s/ C. Jeff Dekker

Name:	C. Jeff Dekker

Title:	VP, Finance

-Signature Page-